Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 30, 2025 relating to the consolidated financial statements of Complete Solaria, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Atlanta, GA

August 21, 2025